UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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INTERSECT ENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVITATION TO 2015 ANNUAL MEETING OF STOCKHOLDERS

DATE: Thursday, June 4, 2015

TIME: 10:00 a.m.

PLACE: Intersect ENT, Inc.’s Corporate Headquarters

1555 Adams Drive, Menlo Park, California 94025

April 22, 2015

Dear Stockholders:

Please join me at the Annual Meeting of Stockholders of Intersect ENT, Inc. on June 4, 2015. At the annual meeting, we will ask you to (i) elect the Board’s nominees Kieran T. Gallahue, Cynthia L. Lucchese, Dana G. Mead, Jr., Frederic H. Moll, M.D., Casey M. Tansey, W. Anthony Vernon and myself as directors of the Company to serve until the next annual meeting and their successors are duly elected and qualified, (ii) ratify the selection by the audit committee and the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 and (iii) conduct any other business properly brought before the meeting.

In addition to the formal items of business, at the annual meeting I will review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.

Sincerely yours,

Lisa D. Earnhardt

President and Chief Executive Officer

INTERSECT ENT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

To the Stockholders of Intersect ENT, Inc.:

The annual meeting of stockholders of Intersect ENT, Inc. will be held at our corporate headquarters located at 1555 Adams Drive, Menlo Park, California 94025, on Thursday, June 4, 2015, at 10:00 a.m., local time, for the following purposes:

1. To elect the seven nominees for director named in the proxy statement accompanying this notice to serve until the next annual meeting and their successors are duly elected and qualified.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 9, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Matthew B. Hemington

Matthew B. Hemington

Secretary

Menlo Park, California

April 22, 2015

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

INTERSECT ENT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

Intersect ENT, Inc. is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2015 annual meeting of stockholders to be held on Thursday, June 4, 2015 at 10:00 a.m., local time at our corporate headquarters located at 1555 Adams Drive, Menlo Park, California 94025. Directions to the annual meeting may be found at http://propelopens.com/company/contact-us/. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.

We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), to all stockholders of record entitled to vote at the annual meeting on or about April 22, 2015. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1, to elect the seven nominees for director named in Proposal 1; and

•	Proposal 2, to ratify the selection by the audit committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 9, 2015, will be entitled to vote at the annual meeting. On this record date, there were 23,634,914 shares of our common stock outstanding and entitled to vote.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 23,634,914 shares outstanding and entitled to vote. Thus 11,817,458 shares must be present at the annual meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.

Am I a stockholder of record?

If at the close of business on April 9, 2015, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record.

What if my Intersect ENT shares are not registered directly in my name but are held in street name?

If at the close of business on April 9, 2015, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If your shares are held in “street name” through a broker, certain rules applicable to brokers will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. The election of directors is not considered to be a routine matter and your broker will not be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted. If you do not instruct your broker as to how to vote your shares with respect to the ratification of our independent registered public accounting firm, this is a routine matter and your broker will be able to vote your shares with respect to this matter.

If I am a stockholder of record of Intersect ENT shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card. Alternatively, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy over the phone or the internet, you will be asked to provide the company number and control number from the enclosed notice. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on June 3, 2015, to be counted.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Intersect ENT shares, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on April 9, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

How many votes are needed to approve each proposal?

The requisite number of votes to approve Proposal 1, the election of the nominees for director named therein, and Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, are as follows:

•	For the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome; and

•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of Ernst & Young LLP, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as an

“Against” vote for the proposal to ratify the selection of Ernst & Young LLP and will have the same effect as a “Withhold” vote for the proposal to elect directors. Broker non-votes have no effect and will not be counted towards the vote total for either proposal.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, and “For” Proposal 2, the ratification of the selection of Ernst & Young LLP. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, California 94025).

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of Intersect ENT shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.

•	If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What does it mean if I receive more than one Notice?

If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed with the SEC after the 2015 annual meeting.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in the proxy materials for our 2016 annual meeting, your proposal must be submitted in writing to our Secretary (Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, California 94025) by December 24, 2015. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2016 annual meeting must do so no earlier than the close of business on February 5, 2016 and no later than the close of business on March 6, 2016; provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Whom should I contact if I have additional questions or would like additional copies of the proxy materials?

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Intersect ENT, Inc.

Attn: Investor Relations

1555 Adams Drive

Menlo Park, CA 94025

JOBS Act Explanatory Note

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined in the “Executive Compensation” section of the proxy statement) or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) December 31, 2019; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors: Kieran T. Gallahue, Casper L. de Clercq, Lisa D. Earnhardt, Cynthia L. Lucchese, Dana G. Mead, Jr., Frederic H. Moll, M.D., Casey M. Tansey and W. Anthony Vernon. Mr. de Clercq has decided not to stand for re-election. Mr. de Clercq will remain a director until our 2015 annual meeting, at which time the size of the Board will be reduced to seven immediately following the election of directors.

The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting and until his or her successor is elected, or if until the director’s death, resignation or removal. Each of Mr. Mead and Mr. Tansey was appointed as directors by our Board pursuant to the terms of our voting agreement with our investors in effect at the time giving certain investors the right to designate persons to become directors, with Kleiner Perkins Caufield & Byers designating Mr. Mead as its designee for appointment to the Board and U.S. Venture Partners IX, L.P. designating Mr. Tansey as its designee for appointment to the Board. The voting agreement terminated upon the completion of our Initial Public Offering, or IPO, in July 2014 and none of our stockholders have any special rights regarding the election or designation of members of our Board of Directors.

Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.

The following table sets forth the names and certain other information for the nominees for election as a director as of the date of this proxy statement. The following key biographical information for each of these individuals was provided by the nominees:

The Board of Directors does not have a formal policy regarding the attendance of directors at meetings of stockholders, but it encourages directors to attend each meeting of stockholders. We completed our initial public offering in July 2014 and did not have an annual meeting of stockholders in 2014.

Name	Age	Position(s)
Kieran T. Gallahue (1)	51	Lead Director
Lisa D. Earnhardt	45	President, Chief Executive Officer and Director
Cynthia L. Lucchese (1)(3)	54	Director
Dana G. Mead, Jr. (1)(2)	56	Director
Frederic H. Moll, M.D. (3)	63	Director
Casey M. Tansey (2)	57	Director
W. Anthony Vernon (3)	59	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Nominees

Kieran T. Gallahue was appointed as our Lead Director and a member of our Board of Directors in April 2015. Mr. Gallahue served as Chairman and Chief Executive Officer of CareFusion Corporation, a publicly traded global healthcare company from February 2011 until its sale in March 2015. From January 2008 through January 2011, Mr. Gallahue served as Chief Executive Officer and as a Director of ResMed Inc., a publicly traded medical device company. Since February 2015, Mr. Gallahue has also served as a member of the board of directors of Edwards Lifesciences Corporation, a publicly traded cardiovascular device company. We believe

Mr. Gallahue’s extensive executive management experience at medical device companies, including his most recent position as Chief Executive Officer of CareFusion, as well as leadership experience from serving on the boards of other public companies enable him to make valuable contributions to our Board of Directors.

Lisa D. Earnhardt has served as our President and Chief Executive Officer and as a member of our Board of Directors since March 2008. Ms. Earnhardt served on the Board of Directors of Kensey Nash, a publicly traded medical device company from September 2011 until June 2012. We believe Ms. Earnhardt’s experience in the industry, her role as our President and Chief Executive Officer and her knowledge of our company enable her to make valuable contributions to our Board of Directors.

Cynthia L. Lucchese was appointed as a member of our Board of Directors in July 2014. Ms. Lucchese has been the Chief Administrative Officer and Chief Financial Officer of Hulman & Company since November 2014, a wholesale foods supplier. From February 2008 to March 2014, Ms. Lucchese served as Senior Vice President and Chief Financial Officer of Hillenbrand, Inc., a publicly traded manufacturing company. From August 2009 to October, 2012, Ms. Lucchese served as a member of the Board of Directors of Brightpoint Inc., a publicly traded logistical services company, where she was the chair of the board’s audit committee and a member of the nominating and corporate governance committee. We believe Ms. Lucchese’s experience in the industry with publicly traded companies enables her to make valuable contributions to our Board of Directors.

Dana G. Mead, Jr. has served as a member of our Board of Directors since June 2007. Mr. Mead is a Strategic Advisor to Kleiner Perkins Caufield & Byers, having joined the firm in May 2005. We believe Mr. Mead’s experience with medical device companies and role in the venture capital industry enable him to make valuable contributions to our Board of Directors.

Frederic H. Moll, M.D. has served as a member of our Board of Directors since March 2006. Dr. Moll has been Chairman and Chief Executive Officer of Auris Surgical Robotics, Inc. since August 2012 and June 2011, respectively. Dr. Moll has served on the Board of Directors of Biolase, Inc., a publicly traded dental laser company, since June 2013, and on the board of directors of Hansen Medical, Inc., or Hansen, a publicly traded surgical robotics company, from September 2002 until May 2012. Dr. Moll also served as Executive Chairman of the Board of Hansen from June 2010 until December 2011, as Chief Executive Officer from September 2002 until June 2010, and President from March 2009 until June 2010. Dr. Moll was a director of MAKO Surgical Corp., a publicly traded company, until its acquisition in December 2013. We believe Dr. Moll’s experience as a physician, chief executive officer of medical technology companies, familiarity with serving on the boards of public companies and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

Casey M. Tansey has served as a member of our Board of Directors since March 2006. Mr. Tansey has served as a General Partner of U.S. Venture Partners since April 2005. We believe Mr. Tansey’s experience in the industry and his knowledge of our company enables him to make valuable contributions to our Board of Directors.

W. Anthony Vernon was appointed as a member of our Board of Directors in April 2015. From October 2012 to December 2014, he served as Chief Executive Officer of Kraft Foods Group, Inc., a publicly traded food company, and he previously served as Executive Vice President and President at Kraft Foods of North America since 2009, where he led Kraft’s $24 billion business in the United States and Canada. From 2006 to 2009, Mr. Vernon was the Healthcare Industry Partner at Ripplewood Holdings, Inc., a private equity firm. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson, a publicly traded company engaged in the research and development, manufacture and sale of products in the health care field. From 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company which is a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company which is a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and

Nutritionals, Worldwide President of the Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics. Mr. Vernon is a director of Kraft Foods Group, Inc. and is also a director of NovoCure Ltd., a medical device company, and was formerly a director of Uluru Inc., a public specialty pharmaceutical company, from August 2007 to December 2009. Mr. Vernon received a B.A. from Lawrence University and an M.B.A. from the Northwestern University Kellogg Graduate School of Management. We believe Mr. Vernon’s executive management, commercialization, business development and financial experience at a large, multinational pharmaceutical company enables him to make valuable contributions to our Board of Directors.

Board Independence

Under the listing requirements and rules of The NASDAQ Global Market, independent directors, as affirmatively determined by our Board of Directors, must compose a majority of our Board of Directors. Under the rules of The NASDAQ Global Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors consults with the company’s counsel to ensure that our Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Global Market, as in effect from time to time.

In addition, the rules of The NASDAQ Global Market require that each member of a listed company’s audit, compensation and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, our Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that all of our Board of Directors except Ms. Earnhardt do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of The NASDAQ Global Market. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board of Directors also determined that each member of our audit committee satisfies the independence standards for the audit committee established by applicable SEC rules, the listing standards of The NASDAQ Global Market and Rule 10A-3 of the Exchange Act. Our Board of Directors also determined that each member of our compensation committee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Each member of the nominating and corporate governance committee is independent within the meaning of the applicable NASDAQ listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment.

Required Vote and Board Recommendation

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to the vote or the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

We have a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors. We are committed to continuously improve our governance process to meet and exceed all regulatory requirements.

Board Composition

The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. Our Board of Directors meets on a regular basis and additionally as required. Our Board of Directors currently consists of eight directors. The members of our Board of Directors were elected in compliance with the provisions of our amended and restated certificate of incorporation and a voting agreement among certain of our stockholders. The voting agreement terminated upon the completion of our IPO in July 2014 and none of our stockholders have any special rights regarding the election or designation of members of our Board of Directors. Our amended and restated certificate of incorporation became effective upon the completion of our IPO in July 2014, which permits our Board of Directors to establish by resolution the authorized number of directors. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders, directors whose terms then expire will be elected to serve from the time of election and qualification until the next annual meeting following election. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors.

Board Leadership Structure

Intersect ENT does not have a chairman of the board, and our Board determined that it was appropriate to have a lead independent director and, effective April 8, 2015, the Board appointed Mr. Gallahue as its Lead Independent Director. As Lead Independent Director, Mr. Gallahue: presides at all Board meetings, including executive sessions of the Board’s independent directors; acts as a liaison to stockholders who request direct communication with the Board; consults with our Chief Executive Officer in setting the agenda for Board meetings and on matters relating to corporate governance and Board performance; and performs such other duties as the Board may delegate to him from time to time.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with the head of the company’s risk management group at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.intersectent.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not incorporate by reference the information on or accessible through our website into this proxy statement.

The Board of Directors documented the governance practices followed by the company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the company’s business operations as needed and to make decisions that are independent of the company’s management. The guidelines are also intended to align the interests of directors and management with those of the company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer’s performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.intersectent.com.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

During the fiscal year ended December 31, 2014, our Board of Directors held 12 meetings. Our audit committee met four times, our compensation committee met four times, and the nominating and corporate governance committee met three times during 2014. Each of our directors, other than Mark Fletcher, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such member served.

Audit Committee

Our audit committee consists of Cynthia L. Lucchese, Kieran T. Gallahue and Dana G. Mead. Casper L. de Clercq and Frederic H. Moll, M.D., were members of the audit committee until April 8, 2015. The chair of our audit committee is Ms. Lucchese, who our Board of Directors has determined is an “audit committee financial expert” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the listing standards of The NASDAQ Global Market. Our Board of Directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each audit committee member’s scope of experience and the nature of their experience in the corporate finance sector. Our Board of Directors has adopted a written audit committee charter that is available to stockholders on our website at www.intersectent.com.

The primary purpose of the audit committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our financial statements and critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related-party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors1

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of our company. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with audit committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Ms. Cynthia L. Lucchese (Chair)

Compensation Committee

Our compensation committee consists of Dana G. Mead, Jr. and Casey M. Tansey. The chair of our compensation committee is Mr. Mead. All members of our compensation committee are independent, as independence is currently defined in NASDAQ listing standards. Our Board of Directors has adopted a written compensation committee charter that is available to stockholders on our website at www.intersectent.com.

The primary purpose of our compensation committee is to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisers;

•	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

Typically, the compensation committee meets at least two times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the compensation committee. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation

[1]

Mr. de Clercq and Dr. Moll were members of the audit committee and reviewed the audited financial statements for the fiscal year ended December 31, 2014 but they resigned from the audit committee on April 8, 2015. In addition, Mr. Gallahue and Mr. Mead were appointed to the audit committee on April 8, 2015.

committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding her compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all our books, records, facilities and personnel.

In addition, under the charter, the compensation committee has the authority to obtain, at the expense of Intersect ENT, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee takes into consideration factors prescribed by the SEC and NASDAQ that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The compensation committee has direct responsibility for the oversight of the work of such consultants or advisers.

During the past year, the compensation committee engaged Radford, an Aon Hewitt Consulting Company, as a compensation consultant. The compensation committee requested that Radford:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and

•	assist in developing our non-employee director compensation plan.

In addition, as part of its engagement, Radford was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and compensation committee consider the advice and recommendations of such independent compensation consultants as to our executive and non-employee director compensation program, the Board and compensation committee ultimately make their own decisions regarding these matters.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of W. Anthony Vernon, Cynthia L. Lucchese and Frederic H. Moll. The chair of our nominating and corporate governance committee is Mr. Vernon. Our Board of Directors has adopted a written nominating and corporate governance committee charter that is available to stockholders on our website at www.intersectent.com. Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors;

•	evaluating the performance of our Board of Directors and of individual directors;

•	considering and making recommendations to our Board of Directors regarding the composition of the committees of the Board of Directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans;

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and

•	overseeing an annual evaluation of the Board of Directors’ performance.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the company’s stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the company and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Nomination Process

Our nominating and corporate governance committee is responsible for identifying, recruiting, evaluating and recommending to our Board of Directors nominees for membership on the Board of Directors and committees of our Board of Directors. The goal of this process is to maintain and further develop a highly qualified Board of Directors of directors consisting of members with experience and expertise in areas of importance to our company. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

The nominating and corporate governance committee recommends to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by our Board of Directors for election at each annual or special meeting of stockholders, and recommends all director nominees to be appointed by our Board of Directors to fill director vacancies. Our Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders.

Evaluation of Director Candidates

In its evaluation of director candidates, the nominating and corporate governance committee will consider a candidate’s skills, characteristics and experience taking into account a variety of factors, including the candidate’s:

•	understanding of our business, industry and technology;

•	history with our company;

•	personal and professional integrity;

•	general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company;

•	ability and willingness to devote the time and effort necessary to be an effective director;

•	commitment to acting in the best interest of our company and its stockholders; and

•	educational and professional background.

The nominating and corporate governance committee will also consider the current size and composition of the Board of Directors, the needs of the Board of Directors its committees and the potential independence of director candidates under relevant NASDAQ and SEC rules.

Although the Board of Directors does not maintain a specific policy with respect to board diversity, the nominating and corporate governance committee considers each candidate in the context of the membership of the Board as a whole, with the objective of including an appropriate mix of viewpoints and experience among members of the Board reflecting differences in professional background, education, skill and other individual qualities and attributes. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints to the extent it deems appropriate.

Stockholder Recommendations for Nomination to the Board of Directors

The nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the criteria described above, based on whether or not the candidate was recommended by a stockholder.

Any stockholder recommendations proposed for consideration by the nominating and corporate governance committee should be in writing and delivered to Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025. Submissions must include the following information:

•	full name and address of the proposed nominee;

•	the number and class of our shares beneficially owned, directly or indirectly, by the proposed nominee;

•	all information regarding the proposed nominee required to be disclosed in a proxy statement pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

•	the consent of the nominee to be named in the proxy statement and consent to serve as a director if elected; and

•	a description of all material relationships, including (i) compensation and other material monetary agreements, arrangements and understandings during the past three years, between the proposed nominee and the stockholder making the proposal and (ii) any relationship between the proposing stockholder and the proposed nominee that would be required to be disclosed under the SEC’s related party transactions disclosure rules if the proposing stockholder were a “registrant” under those rules.

In addition, any stockholder wishing to recommend a nominee to our Board of Directors must provide a questionnaire regarding the proposed nominee, information regarding any arrangement or agreement with respect to such nominee’s voting while a member of our Board of Directors and information regarding equity ownership of the company (including derivative ownership) by the proposing stockholder and the proposed nominee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our compensation committee consists of Mr. Mead and Mr. Tansey. None of the members of our compensation committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. The Secretary will promptly forward the communication to the Board or member to whom it is addressed, as appropriate, unless it is unduly hostile, threatening, illegal or similarly inscrutable. Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The company believes its responsiveness to stockholder communications to the Board has been excellent.

COMPENSATION OF NON- EMPLOYEE BOARD MEMBERS

In September 2014, in consultation with Radford, our Board of Directors approved a non-employee director compensation plan, effective July 24, 2014. Our non-employee directors receive an annual retainer of $35,000, and effective April 2015, our lead director will receive an additional annual retainer of $25,000. In addition, all non-employee directors who serve on one or more committees are eligible to receive the following committee fees:

Committee	Chair	Member
Audit	$20,000	$10,000
Compensation	15,000	7,500
Nominating and Corporate Governance	10,000	5,000

Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. Prior to September 2014, from time to time, we had granted stock options to certain of our non-employee directors as compensation for their services. In September 2014, with the exception of Ms. Lucchese, each non-employee director was granted a stock option for 12,500 shares of common stock that will vest monthly over one year beginning on July 24, 2014. Beginning in 2015, each non-employee director will be granted an annual stock option for 12,500 shares at each annual stockholders’ meeting, provided the non-employee director has served since March 1st of the year the annual meeting is held and continues to serve. The annual stock options will vest monthly over one year from the date of grant. New non-employee directors will receive an initial stock option grant for 25,000 shares of common stock. The initial grant will vest 25% in one year and monthly thereafter over the next three years provided the non-employee director continues to serve. Prior to the beginning of each year, each non-employee director may elect to receive their annual retainer for the following year in the form of a stock option that will vest quarterly over one year from the date of grant.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses in connection with attending Board of Directors and committee meetings.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by our non-employee directors during the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash (3)		Options Granted (5)		Total
Kieran T. Gallahue (1)	$—		$—		$—
Rick D. Anderson (2)	21,671	(4)	103,245	(6)	124,916
Casper L. de Clercq	19,688	(4)	103,245	(6)	122,933
Mark Fletcher (2)	13,791	(4)	103,245	(7)	117,036
Cynthia L. Lucchese	26,250		148,638	(8)	174,888
Dana G. Mead, Jr.	21,875		103,245	(6)	125,120
Frederic H. Moll, M.D.	17,935		152,043	(9)	169,978
Casey M. Tansey	18,594		103,245	(6)	121,839
W. Anthony Vernon (1)	—		—		—

(1)	Appointed as a member of our Board of Directors in April 2015.
(2)	No longer a member of our Board of Directors.
(3)	Amounts are prorated for the period of service from the effective date of July 24, 2015.
(4)	Fees were made payable to their respective firms.
(5)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(6)	Represents an option to purchase 12,500 shares of our common stock that was granted to such director on September 4, 2014 under our 2014 Equity Incentive Plan.
(7)	Represents an option to purchase 12,500 shares of our common stock that was granted to Mr. Fletcher’s employer, Medtronic, Inc., on September 4, 2014. In accordance with FASB ASC Topic 718, the fair value of option awards granted to non-employees are remeasured as the option vests.
(8)	Represents an option to purchase 25,000 shares of our common stock that was granted to such director on July 9, 2014 under our 2013 Equity Incentive Plan.
(9)	Represents an option to purchase 12,500 shares of our common stock that was granted to such director on September 4, 2014 under our 2014 Equity Incentive Plan with a grant date fair value of $103,245, and an option to purchase 16,250 shares of our common stock that was granted to such director on March 5, 2014 under our 2013 Equity Incentive Plan with a grant date fair value of $48,798.

As of December 31, 2014, each of our current non-employee directors held options to purchase 12,500 shares of our common stock other than Ms. Lucchese who held options to purchase 25,000 share of our common stock and Dr. Moll who held options to purchase 37,500 shares of our common stock. Our two former non-employee directors each held options to purchase 4,167 shares of our common stock, which were subsequently fully exercised in March 2015. Outstanding options granted prior to our IPO in July 2014 are exercisable prior to vesting.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed us to submit the selection of this firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our fiscal year ended December 31, 2003. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following tables set forth the aggregate fees for professional services rendered by our principal accountants, Ernst & Young LLP for the fiscal years ended December 31, 2014 and December 31, 2013 (in thousands):

	Fiscal Years Ended December 31,
Fees	2014	2013
Audit (1)	$1,537	$304
Audit-Related	—	—
Tax	—	—
All Other	—	—

	$1,537	$304

(1)	The Audit fees consist of professional services rendered in connection with the audit of our annual financial statements, including review of our quarterly financial statements presented in our Quarterly Reports on Form 10-Q and review of audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. This category also includes technical advice on various accounting matters related to the financial statements. Fees for 2014 also consisted of professional services rendered in connection with our Form S-1 and Form S-8 registration statements related to our initial public offering of common stock completed in July 2014, including delivery of comfort letters, consents and review of documents filed with the SEC.

All fees described above were approved by the audit committee.

Pre-Approval Policies and Procedures

Our audit committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, Ernst & Young LLP. During the fiscal years ended 2014 and 2013, the audit committee pre-approved all audit and non-audit services performed by Ernst & Young LLP. Under the policy, the audit committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement.

The audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Required Vote and Audit Committee and Board Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 2.

MANAGEMENT

The following table shows information for our current executive officers as of the date of this proxy statement. Biographical information for our President, Chief Executive Officer and Director Ms. Earnhardt is included above with the Director biographies under the caption “Nominees.”

Name	Age	Position(s)
Lisa D. Earnhardt	45	President, Chief Executive Officer and Director
Jeryl L. Hilleman	57	Chief Financial Officer
Richard E. Kaufman	53	Senior Vice President, Chief Operating Officer
Charles S. McKhann	46	Chief Commercial Officer
James W. Stambaugh	45	Vice President, Clinical Affairs
Amy C. Wolbeck	42	Vice President, Regulatory Affairs and Quality

Executive Officers

Jeryl L. Hilleman has served as our Chief Financial Officer since June 2014. From September 2013 to May 2014, Ms. Hilleman served as Chief Financial Officer and Secretary of Ocera Therapeutics, Inc., a publicly traded biopharmaceutical company, where she was responsible for managing Ocera’s financial and accounting operations. From 2012 to 2013, Ms. Hilleman provided independent financial and strategic consulting for biotech and cleantech companies. From January 2008 to May 2012, she served as Chief Financial Officer of Amyris, Inc., a publicly traded multi-national, renewable products company based in California and Brazil, where she was responsible for managing Amyris’s financial and accounting operations.

Richard E. Kaufman has served as our Senior Vice President of R&D and Operations and Chief Operating Officer since January 2007.

Charles S. McKhann has served as our Chief Commercial Officer since February 2015. From December 2013 to January 2015, Mr. McKhann served as a Director in the Life Sciences Strategy consulting practice at Monitor Deloitte, a global healthcare and life sciences consulting firm, where he was responsible for working with global medical device manufacturers to create and execute innovative growth strategies. From June 2010 to October 2012, Mr. McKhann served as President and Chief Executive Officer of Apnex Medical, Inc., a medical device start up, where he was responsible for leading the development, clinical trials and commercial planning for an innovative treatment for patients suffering from obstructive sleep apnea. From January 2007 to April 2010, Mr. McKhann served as Vice President of Marketing and General Manager of the Revascularization Franchise for the Cardiac Surgery unit and as Vice President of Worldwide Marketing for the Cardiac Rhythm Management unit of Boston Scientific, where he was responsible for global marketing and product launch planning and execution.

James W. Stambaugh has served as our Vice President, Clinical Affairs since February 2015. Mr. Stambaugh previously served as our Vice President, Clinical Affairs and Reimbursement from January 2011 to February 2015 and as Vice President, Clinical Affairs and Regulatory from October 2006 to January 2011.

Amy C. Wolbeck has served as our Vice President, Regulatory Affairs and Quality since January 2011, and previously was our Director of Regulatory Affairs since January 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): our President and Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2014:

Name and Principal Position	Year	Salary	Bonus	Stock Options (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Lisa D. Earnhardt	2014	$332,447	$—	$—	$122,989	$505,494	(3)	$960,930
President and Chief Executive Officer	2013	334,750	—	210,688	109,195	343	(4)	654,976

Jeryl L. Hilleman (5)	2014	177,810	25,000	1,075,568	46,986	1,872	(4)	1,327,236
Chief Financial Officer

Richard E. Kaufman	2014	290,230	—	—	76,693	100,000	(6)	466,923
Senior Vice President and Chief Operating Officer	2013	293,150	—	20,795	68,304	100,000	(6)	482,249

(1)	The amounts included in the Stock Options column represent the grant date fair value of stock options granted, calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Represents payments pursuant to our corporate bonus plan. At the beginning of each year, the compensation committee approves specific company performance milestones. Bonuses are determined at year-end based upon the level of achievement of the milestones. Approved bonuses are paid by March of the following year.
(3)	Consists of (a) $505,153 forgiveness of the loan for the exercise of stock options, including interest, and (b) $341 for life insurance premiums paid by us.
(4)	Represents life insurance premiums paid by us.
(5)	Ms. Hilleman joined our company in June 2014. In connection with her offer of employment, she received a $25,000 sign-on bonus which is reflected in the Bonus column.
(6)	Represents the portion of a loan to Mr. Kaufman forgiven by us.

2014 Executive Officer Compensation

In reviewing this section, please note that we are an emerging growth company and under the JOBS Act are not required to provide a “Compensation Discussion and Analysis” of the type required by Item 402 of Regulation S-K. The disclosure in this section is intended to supplement the SEC-required disclosure and it is not a Compensation Discussion and Analysis.

Objectives and Philosophy of Our Executive Compensation Program

We recognize that our ability to excel as a company depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our Named Executive Officers and employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our Named Executive Officers and employees.

Compensation Committee Processes and Role in Determining Executive Compensation

The compensation committee of our Board of Directors is tasked with, among other things, setting compensation for our executive officers, including the Named Executive Officers identified above, evaluating and recommending compensation plans and programs to our Board of Directors and awards under those plans, and administering our incentive and equity-based compensation plans. Various members of management and other employees as well as outside advisors or consultants are invited from time to time by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in meetings. Members of our executive management team advise and inform the compensation committee regarding potential company-wide and individual performance objectives with respect to incentive compensation plans, and provide evaluations of the achievements of employees under their respective supervision.

The compensation committee has the authority to delegate any of its responsibilities to one or more subcommittees as it deems appropriate. The compensation committee has delegated a non-executive stock option committee (which committee currently consists of Ms. Earnhardt) authority, within specified parameters, to grant options to our non-executive employees.

Components of Our Executive Compensation Program

The individual components of our executive compensation program consist primarily of: (a) base salary, (b) annual, performance-based bonuses, (c) long-term equity incentives and (d) retirement savings opportunities and various other employee benefits. In addition, we provide protection for post-termination benefits in certain instances. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market in which we compete for talent, the unique skills and experience of our Named Executive Officers, the length of service of our Named Executive Officers, our overall performance and other considerations we deem relevant. We expect our compensation committee to make compensation decisions that are consistent with our recruiting and retention goals. We review each compensation component for internal equity and consistency between Named Executive Officers with similar levels of responsibility.

Each of the individual components of our Named Executive Officers’ compensation is discussed in more detail below. We do not currently have any specific policies for allocating compensation between short- and long-term compensation or cash and non-cash compensation, although our strategy is to tie a greater percentage of total compensation to stockholder returns through the use of equity incentives. While we have identified particular compensation objectives that each component of our Named Executive Officers’ compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are determined by members of our compensation committee and other members of our Board based on their experience and review of industry surveys. Salaries are reviewed by our compensation committee on a periodic basis and may be adjusted from time-to-time.

Annual Performance-Based Bonuses

Annual performance-based bonuses for our Named Executive Officers are designed to align their interests with the interests of our stockholders. Each of our Named Executive Officers is eligible to receive performance awards based on a target opportunity expressed as a percent of base salary (for 2014: 35% of base salary for Ms. Earnhardt, 25% for Ms. Hilleman and 25% of base salary for Mr. Kaufman). The amount payable to each named executive officer is based on the attainment of pre-established corporate performance goals, which is subject to the discretion of the compensation committee, and the full Board in the case of our Chief Executive Officer. At the beginning of each year, the Board in consultation with the Chief Executive Officer establishes corporate objectives that it believes are the most significant goals for the company in the upcoming year that are critical to the success of the company in the short and long-term. The company does not disclose the specific goals as they contain competitively sensitive information.

Long-Term Equity Incentives

We believe that the achievement of our business and financial objectives should be reflected in the value of our equity, thereby increasing stockholder value. To that end, our Named Executive Officers will be incentivized to achieve these objectives when a larger percentage of their total compensation is tied to the value of our shares. We believe that granting our Named Executive Officers stock options provides a meaningful incentive to achieve increases in the value of our stock price over time, as they will be able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. In addition, because vesting is based on continued employment, our stock option awards also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size and vehicle (options vs. RSUs vs. other award type) of the long-term equity incentives to be awarded to our Named Executive Officers, the compensation committee takes into account a number of factors, such as job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the company and the size of prior equity grants.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2014:

Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (1)			Exercise Price	Expiration Date
			Exercisable		Unexercisable
Lisa D. Earnhardt	4/23/2013	4/23/2013	89,375	(2)	—	$1.20	4/22/2023
	4/23/2013	11/30/2013	144,374	(3)	—	1.20	4/22/2023

Jeryl L. Hilleman	6/11/2014	6/4/2014	175,000	(4)	—	11.12	6/10/2024

Richard E. Kaufman	4/23/2013	4/23/2013	14,250	(5)	—	1.20	4/22/2023
	4/23/2013	11/30/2013	14,250	(3)	—	1.20	4/22/2023

(1)	The outstanding stock options are exercisable prior to vesting. Stock issued upon exercise of unvested options will be subject to repurchase by the company until vested.
(2)	Approximately 67% of the shares subject to this option were vested as of December 31, 2014, and the remainder vest in equal increments on a monthly basis thereafter through April 23, 2017.
(3)	Approximately 27% of the shares subject to this option were vested as of December 31, 2014, and the remainder vest in equal increments on a monthly basis thereafter through November 30, 2017.
(4)	None of the shares subject to this option were vested as of December 31, 2014, 25% will vest on June 4, 2015 and the remainder vest in equal increments on a monthly basis thereafter through June 4, 2018.
(5)	Approximately 42% of the shares subject to this option were vested as of December 31, 2014, and the remainder vest in equal increments on a monthly basis thereafter through April 23, 2017.

Employee Benefits

We provide standard employee benefits to our full- and part-time employees, including our Named Executive Officers, in the United States (in the case of part-time, those that work 30 or more hours per week), including health, disability and life insurance and a 401(k) plan as a means of attracting and retaining our executives and employees.

Tax Considerations

Our Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our Named Executive Officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other Named Executive Officers (other than our Chief Financial Officer), unless compensation is performance-based. As we only recently became publicly-traded, our Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

Pension Benefits

We do not maintain any defined benefit pension plans.

Non-qualified Deferred Compensation

We do not maintain any non-qualified deferred compensation plans.

Offer Letters

We extended offer letters to each of our Named Executive Officers in connection with their employment. The letters generally provide for at-will employment and set forth the named executive officer’s initial base salary, initial equity grant amount and eligibility for employee benefits. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the offer letters extended to our Named Executive Officers that continue to be in effect are described below.

Lisa D. Earnhardt

In January 2008, we extended an offer letter to Ms. Earnhardt to be our President and Chief Executive Officer. The letter was subsequently amended in July 2013. Pursuant to her offer letter, as amended, if, within 12 months following a change of control, Ms. Earnhardt’s employment is terminated without “cause” or she resigns for “good reason,” all unvested shares subject to her outstanding options shall accelerate in full. In addition, in the event of Ms. Earnhardt’s death, permanent disability, resignation for “good reason” or termination without “cause,” (1) all unvested shares subject to her outstanding options shall accelerate in full, (2) she shall receive a lump sum payment equal to her annual target bonus and (3) she shall receive 12 months of her base salary, to be paid monthly. This letter was again amended in January 2015, pursuant to which Ms. Earnhardt will be entitled to 18 months of salary continuation and 18 months of COBRA reimbursement if, within 12 months after a change in control, her employment is terminated by the company without “cause” or she resigns for “good reason.” The amendment also provides that if, other than in connection with a change of control, Ms. Earnhardt’s employment is terminated by the company without “cause” or she resigns for “good reason,” she will also be entitled to 12 months of COBRA reimbursement. In addition, the amendment provides that, upon a change of control, the vesting of all outstanding options held by Ms. Earnhardt shall accelerate in full.

Jeryl L. Hilleman

In May 2014, we extended an offer letter to Ms. Hilleman to be our Chief Financial Officer. Pursuant to her offer letter, as amended, upon her death, permanent disability, termination or in connection with a change of control, Ms. Hilleman’s employment is terminated without “cause” or she resigns for “good reason,” and provided such termination constitutes a “separation from service,” (1) all unvested shares subject to her outstanding options shall accelerate in full, (2) she shall receive a prorated, lump sum payment equal to her annual target bonus and (3) she shall receive 12 months of her base salary, to be paid monthly. This letter was subsequently amended in January 2015, pursuant to which Ms. Hilleman will also be entitled to 12 months of COBRA reimbursement if her employment is terminated by the company without “cause” or she resigns for “good reason,” whether or not such termination is in connection with or following a change of control. In addition, the amendment provides that, upon a change of control, the vesting of all outstanding options held by Ms. Hilleman shall accelerate in full.

Richard E. Kaufman

In December 2006, we extended an offer letter to Mr. Kaufman to be our Vice President and Chief Operating Officer. The letter was subsequently amended in November 2013. Pursuant to his offer letter, as amended, upon the occurrence of a change of control, all outstanding stock options held by Mr. Kaufman shall be accelerated such that 50% of the unvested shares shall be fully vested. In addition, if, within 12 months following a change of control, Mr. Kaufman’s employment is terminated without “cause” or he resigns for “good reason,” and provided such termination is in connection with such change of control and constitutes a “separation from service,” (1) all unvested shares subject to his outstanding options shall accelerate in full, (2) he shall receive a prorated, lump sum payment equal to his annual target bonus and (3) he shall receive six months of his base salary, to be paid monthly. This letter was again amended in January 2015, pursuant to which Mr. Kaufman will also be entitled to six months of COBRA reimbursement if, within 12 months after a change in control, his employment is terminated by the company without “cause” or he resigns for “good reason.” If, other than in connection with a change of control, Mr. Kaufman’s employment is terminated by the company without “cause” or he resigns for “good reason,” he will also be entitled to six months of salary continuation and six months of COBRA reimbursement.

As set forth in these offer letters: (1) “cause” includes commissions of crimes or other material acts of dishonesty, engagement in any activity the executive officer knows could materially harm our business or reputation, material failure to adhere to our corporate codes, policies or procedures, material violation of any statutory, contractual, or common law duty or obligation to us or material breach of the executive officer’s confidentiality agreement with us, or the failure to substantially perform assigned duties or responsibilities after notice and opportunity to cure; and (2) “good reason” includes a relocation of the office where the executive officer is assigned to a location of more than 35 miles away (50 miles in the case of Ms. Earnhardt), a material decrease in base salary (except for salary decreases generally applicable to our other executive employees), or a material reduction in the scope of duties or responsibilities, in each case without the executive officer’s written consent; provided, however, that, in the case of Mr. Kaufman, to resign for Good Reason the executive officer must provide notice to us and give us 30 days to cure the event giving rise to Good Reason, and if not cured then must resign within 90 days of the expiration of the cure period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2015, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2015, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentages of beneficial ownership of our common stock in the table is based on 23,632,973 shares of common stock issued and outstanding on March 31, 2015. Unless otherwise indicated, each of the persons and entities have sole voting and investment power with respect to the share beneficially owned by them, and the address of each of the individuals and entities named below is c/o Intersect ENT, Inc., 1555 Adams Drive, Menlo Park, California 94025:

	Beneficial Ownership (1)
Name of Beneficial Owners	Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Shareholders:
U.S. Venture Partners IX, L.P. (2)	2,985,433	—	2,985,433	12.6%
U.S. Venture Partners
2735 Sand Hill Road
Menlo Park, CA 94025
KPCB XI Associates, LLC (3)	2,548,589	—	2,548,589	10.8%
c/o Kleiner Perkins Caufield & Byers
2750 Sand Hill Road
Menlo Park, CA 94025
PTV Sciences II, L.P. (4)	1,936,891	—	1,936,891	8.2%
3600 N. Capital of Texas Highway
Building B, Suite 180
Austin, Texas 78746
NVP Associates, LLC (5)	1,649,181	—	1,649,181	7.0%
525 University Ave
Suite 800
Palo Alto, CA 94301
Medtronic, Inc. (6)	1,202,443	—	1,202,443	5.1%
710 Medtronic Parkway
Mail Stop: L100
Minneapolis, MN 55432

	Beneficial Ownership (1)
Name of Beneficial Owners	Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
Directors and Executive Officers:
Kieran T. Gallahue (7)	—	—	—	*
Casper L. de Clercq (8)	1,649,181	10,417	1,659,598	7.0%
Cynthia L. Lucchese	5,000	25,000	30,000	*
Dana G. Mead Jr. (9)	2,550,195	10,417	2,560,612	10.8%
Frederic H. Moll, M.D.	292,428	35,417	327,845	1.4%
Casey M. Tansey (10)	2,985,433	10,417	2,995,850	12.7%
W. Anthony Vernon (7)	—	—	—	*
Lisa D. Earnhardt (11)	712,414	233,749	946,163	4.0%
Jeryl L. Hilleman	—	175,000	175,000	*
Richard E. Kaufman (12)	224,189	28,500	252,689	1.1%
All directors and executive officers as a group (13 persons) (13)	8,429,968	842,510	9,272,478	37.9%

(1)	The percentages are based on 23,632,973 shares of common stock outstanding on March 31, 2015.
(2)	According to information from the stockholder, Presidio Management Group IX, L.L.C., or PMG IX, is the general partner of U.S. Venture Partners IX, L.P., or USVP IX, and may be deemed to have sole voting and dispositive power over the shares held by USVP IX. Casey M. Tansey, one of our directors, and each of Irwin Federman, Steven M. Krausz, David E. Liddle, Paul A. Matteucci, Jonathan D. Root, and Philip M. Young are managing members of PMG IX, and may be deemed to share voting and dispositive power over the shares held by USVP IX.
(3)	According to information from the stockholder, shares beneficially owned consist of (a) 2,112,232 shares held by Kleiner Perkins Caufield & Byers XI-A, L.P., or KPCB XI-A, (b) 72,272 shares held by Kleiner Perkins Caufield & Byers XI-B, L.P., or KPCB XI-B, and (c) 364,085 shares held by individuals and entities associated with Kleiner Perkins Caufield & Byers. The general partner of KPCB XI-A and KPCB XI-B is KPCB XI Associates, LLC. Brook H. Byers, L. John Doerr, Raymond J. Lane and Theodore E. Schlein, the managers of KPCB XI Associates, exercise shared voting and dispositive power over the shares directly held by KPCB XI-A and KPCB XI-B.
(4)	According to information from the stockholder, Pinto Technology Ventures GP II, L.P., or PTV GP II, is the general partner of PTV Sciences II, L.P., or PTVS II. Pinto TV GP Company LLC, or PTV GP, is the general partner of PTV GP II. Each of Matthew Crawford and Rick Anderson is a manager of PTV GP and may be deemed to have beneficial ownership of the shares held by PTVS II.
(5)	According to information from the stockholder, shares beneficially owned consist of (a) 824,625 shares held by Norwest Venture Partners XI, L.P., or NVP XI, and (b) 824,556 shares held by Norwest Venture Partners XII, L.P., or NVP XII. Genesis VC Partners XI, LLC, or Genesis XI, is the general partner of NVP XI and may be deemed to have sole voting and dispositive power over the shares held by NVP XI. Genesis VC Partners XII, LLC, or Genesis XII, is the general partner of NVP XII and may be deemed to have sole voting and dispositive power over the shares held by NVP XII. NVP Associates, LLC, Promod Haque, Jeffrey Crowe and Matthew Howard are co-Chief Executive Officers of NVP Associates , LLC and may be deemed to beneficially own all such shares, is the managing member of Genesis XI and Genesis XII may be deemed to share voting and dispositive power over the shares held by NVP XI and NVP XII.
(6)	According to the Schedule 13G filed with the SEC on January 23, 2015, reporting shares beneficially owned as of December 31, 2014, and information from the stockholder.
(7)	Appointed as a member of our Board of Directors in April 2015.
(8)	Includes shares beneficially owned by NVP Associates, LLC. See footnote 5.
(9)	Shares beneficially owned consist of (a) 1,606 shares of common stock held directly by Mr. Mead, and

(b) shares beneficially owned by KPCB XI Associates, LLC. See footnote 3.

(10)	Includes shares beneficially owned by U.S. Venture Partners IX, L.P. See footnote 2.
(11)	Shares beneficially owned consist of (a) 686,232 shares of common stock held directly by Ms. Earnhardt of which 64,793 shares may be repurchased by us at the original exercise price within 60 days of March 31, 2015, and (b) 26,182 shares of common stock held by Ms. Earnhardt as custodian for her son.
(12)	Shares beneficially owned consist of 224,189 shares of common stock of which 11,978 shares may be repurchased by us at the original exercise price within 60 days of March 31, 2015.
(13)	Consists of (a) 1,246,765 shares held by the current directors and executive officers, of which 76,771 shares may be repurchased by us at the original exercise price within 60 days of March 31, 2015, and (b) 7,183,203 shares held by entities affiliated with certain of our directors. See footnotes 8, 9 and 10.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our reporting persons were made and made timely, except for five filings associated with the September 4, 2014, board option grants to Mr. Anderson, Mr. de Clercq, Mr. Mead, Dr. Moll and Mr. Tansey, one filing each.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2014:

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Approved by Stockholders (1)	2,458,488	$4.84	4,930,113
Not Approved by Stockholders	—	—	—

	2,458,488	4.84	4,930,113

(1)	The number of shares remaining available for future issuance includes 4,434,021 shares available under our 2014 Equity Incentive Plan, or 2014 Plan, and 496,092 shares available under our 2014 Employee Stock Purchase Plan, or 2014 ESPP.

The number of shares of common stock reserved for issuance under the 2014 Plan will automatically increase on January 1 of each year, beginning on January 1, 2015, and continuing through and including January 1, 2024, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2014 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and Named Executive Officers are described in this proxy statement under the section entitled “Executive Compensation.”

Employee Loan

In May 2013, we loaned Ms. Earnhardt, our President and Chief Executive Officer, $0.5 million in connection with her exercise of options to purchase 586,575 shares of our common stock, or the Exercise Shares. The loan was evidenced by full recourse promissory notes, with accrued interest on the outstanding principal amount at the rate of 1% per annum, and was secured by a pledge of the Exercise Shares. The promissory notes provided that the loan would be forgiven at a rate of one-fourth of the original principal amount and all accrued and unpaid interest on each anniversary of the loan. The entire principal amount and all accrued and unpaid interest of the loan was forgiven in full in June 2014.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the board. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and certain employees. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Investor Rights Agreement

We are party to an investor rights agreement that provides holders of our common stock issued upon conversion of convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Voting Agreement

Prior to our IPO, we were party to a voting agreement under which certain holders of our capital stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, have agreed to vote in a certain way on certain matters, including with respect to the election of directors. The voting agreement terminated upon our IPO and none of our stockholders have any special rights regarding the election or designation of members of our Board of Directors.

Right of First Refusal and Co-sale Agreement

Prior to our IPO, we were party to a right of first refusal and co-sale agreement with holders of our convertible preferred stock and our founders, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, pursuant to which the holders of convertible preferred stock have a right of first refusal and co-sale in respect of certain sales of securities by our founders. The right of first refusal and co-sale agreement terminated upon our IPO.

Employment Arrangements

We have extended offer letters to our executive officers in connection with their employment as described in greater detail in the section of this proxy statement titled “Executive Compensation.”

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related-person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar or related transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

In addition, under our code of conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our legal department, or, if the employee is an executive officer, to our Board of Directors.

In considering related-person transactions, our audit committee (or other independent body of our Board of Directors) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND AVAILABLE INFORMATION

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Intersect ENT stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare, Inc., 211 Quality Circle, Suite 210, College Station, TX 77845, telephone number 800-736-3001. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025, telephone number (650) 641-2105. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Matthew B. Hemington
Matthew B. Hemington
Secretary

April 22, 2015

A copy of Intersect ENT’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014, is available without charge upon written request to: Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025.

INTERSECT ENT INC. ATTN: INVESTOR RELATIONS 1555 ADAMS DRIVE MENLO PARK, CA 94025

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                                                                                                                                                     M90208-P63499                              KEEP THIS PORTION FOR YOUR RECORD

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERSECT ENT INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
1. Election of Directors		☐	☐	☐
Nominees:
01) Kieran T. Gallahue 02) Lisa D. Earnhardt 03) Cynthia L. Lucchese 04) Dana G. Mead, Jr.	05) Frederic H. Moll, M.D. 06) Casey M. Tansey 07) W. Anthony Vernon

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M90209-P63499

INTERSECT ENT INC.

Annual Meeting of Stockholders

June 4, 2015 10:00 AM local time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Lisa D. Earnhardt and Jeryl L. Hilleman, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTERSECT ENT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 4, 2015, at our corporate headquarters located at 1555 Adams Drive, Menlo Park, California 94025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side